Exhibit 5.1
TXNM Energy, Inc.
414 Silver Ave., SW
Albuquerque, NM 87102-3289
txnmenergy.com

August 31, 2026
TXNM Energy, Inc.
414 Silver Avenue SW
Albuquerque, New Mexico 87102-3289

Ladies and Gentlemen:

I, as Associate General Counsel, am acting as counsel for TXNM Energy, Inc., a New Mexico corporation (the “Company”), in connection with (i) the Company’s registration statement on Form S-3ASR (File No. 333-285426) (the “Registration Statement”) filed on February 28, 2025 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the accompanying prospectus dated February 28, 2025 (the “Prospectus”) and (ii) the public offering of 7,079,646 shares of common stock of the Company, no par value (the “Shares”), as described in the preliminary prospectus supplement related to the Shares dated August 31, 2026 (together with the Prospectus, the Preliminary Prospectus) and the prospectus supplement related to the Shares dated August 31, 2026 (together with the Prospectus, the “Final Prospectus”) pursuant to an Underwriting Agreement, dated August 31, 2026, by and between the Company and Wells Fargo Securities, LLC (the “Underwriting Agreement”).

This opinion is being furnished to you at your request in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements, and other instruments, certificates, orders, opinions, correspondence with public officials, certificates provided by the Company’s officers and representatives, and other documents as I have deemed necessary or advisable for the purposes of rendering the opinions set forth herein, including (i) the corporate and organizational documents of the Company, including the Articles of Incorporation, as amended to date (the “Articles”), and the Bylaws of the Company, as amended to date (the “Bylaws”), (ii) the resolutions of the Board of Directors of the Company and the Pricing Committee of the Board of Directors of the Company (the “Board Resolutions”) with respect to the Registration Statement, the Preliminary Prospectus, the Final Prospectus, the Underwriting Agreement and the registration and issuance of the Shares and certain related matters, (iii) a specimen certificate representing the Shares, (iv) the Registration Statement and exhibits thereto, (v) the Preliminary Prospectus, (vi) the Final Prospectus and (vii) the Underwriting Agreement.

For purposes of the opinions expressed below, I have assumed without verification (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures not witnessed by us, (v) the due authorization, execution and delivery of all documents by all parties, other than the Company, and the validity, binding effect and enforceability thereof and (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates I have reviewed.

As to any facts material to the opinions expressed herein which were not independently established or verified, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others and of public officials. In making my examination of documents executed or to be executed, I have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder.

I am a member of the bar of the State of New Mexico and am not purporting to be an expert on, or generally familiar with, or qualified to express legal conclusions based upon, laws of any state or jurisdiction other than the State of New Mexico and I express no opinion as to the effect of the laws of any other jurisdiction or as to the securities or blue sky laws of any state (including, without limitation, New Mexico), municipal law or the laws of any local agencies within any state (including, without limitation, New Mexico). This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based on the foregoing and in reliance thereon, and subject to the limitations, qualifications, assumptions, exceptions and other matters set forth herein, I am of the opinion that:

1.The Company is a validly existing corporation and is in good standing under the laws of the state of New Mexico.

2.The Shares have been duly authorized and, when (i) if certificated, certificates in the form required under New Mexico law representing the Shares are duly executed and countersigned; and (ii) the Shares are registered in the Company’s share registry and delivered upon payment of the agreed-upon consideration in accordance with the Underwriting Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

My opinion is as of the date hereof and I have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to my attention and I disavow any undertaking to advise you of any changes in law.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption “Legal Matters” in the Preliminary Prospectus, Final Prospectus and Registration Statement. In giving this consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Act, or the general rules and regulations of the Commission promulgated thereunder.

Very truly yours,

By:_/s/ Leonard D. Sanchez________________
Leonard D. Sanchez
Associate General Counsel
TXNM Energy, Inc.
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